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Exhibit 10.4

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

        This THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is made as of October 29, 2009, by and among ANTERO RESOURCES CORPORATION, a Delaware corporation ("Antero"), ANTERO RESOURCES MIDSTREAM CORPORATION, a Delaware corporation ("Antero Midstream"), ANTERO RESOURCES PICEANCE CORPORATION, a Delaware corporation ("Antero Piceance"), ANTERO RESOURCES PIPELINE CORPORATION, a Delaware corporation ("Antero Pipeline"), and ANTERO RESOURCES APPALACHIAN CORPORATION, a Delaware corporation ("Antero Appalachian" and, together with Antero, Antero Midstream, Antero Piceance and Antero Pipeline, each, a "Borrower" and collectively, the "Borrowers"), CERTAIN SUBSIDIARIES OF BORROWERS, as Guarantors, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the "Administrative Agent"). Unless otherwise expressly defined herein, capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Credit Agreement (as defined below).

WITNESSETH:

        WHEREAS, the Borrowers, the Guarantors, the Administrative Agent and the Lenders have entered into that certain Third Amended and Restated Credit Agreement, dated as of January 14, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

        WHEREAS, the Administrative Agent, the Lenders, the Borrowers and the Guarantors have agreed to amend the Credit Agreement to permit the Borrowers to incur additional unsecured Indebtedness and for certain other purposes as provided herein, subject to the terms and conditions set forth herein.

        NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrowers, the Guarantors, the Administrative Agent and the Lenders hereby agree as follows:

SECTION 1.    Amendments to Credit Agreement.    Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 3 of this Amendment, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Credit Agreement shall be amended in the manner provided in this Section 1.

        1.1    Additional Definitions.    The following definitions shall be and they hereby are added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

          "Draft Preliminary Prospectus Supplement" means that certain draft Preliminary Prospectus Supplement relating to a proposed offering of Senior Notes by Finco provided to the Administrative Agent on or about October 29, 2009.

          "Finco" means Antero Resources Finance Corporation, a Delaware corporation, and an indirect wholly-owned Subsidiary of Holdings.

          "Holdings" means Antero Resources LLC, a Delaware limited liability company.

          "Holdings Ownership Date" means the date on which Holdings becomes the owner of all of the issued and outstanding Equity Interests of each Borrower.

          "Indenture" means any indenture by and among Finco, as issuer, and a trustee, and any and all related documentation entered into in connection therewith, pursuant to which any Senior Notes are issued, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms of this Agreement.

          "Net Cash Proceeds" means, with respect to any issuance of Senior Notes, the cash proceeds from such issuance of Senior Notes net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

          "Permitted Holders" means each of (i) Warburg Pincus & Co.; (ii) Paul M. Rady ("Rady"); (iii) Glen C. Warren, Jr. ("Warren"); (iv) Rady's wife or Warren's wife; (v) any lineal descendant of either Rady or Warren; (vi) the guardian or other legal representative of either Rady or Warren; (vii) the estate of either Rady or Warren; (viii) any trust of which at least one of the trustees is either Rady or Warren, or the principal beneficiaries of which are any one or more of the Persons referred to in the preceding clauses (ii) through (vii); (ix) any Person that is controlled by any one or more of the Persons in the preceding clauses (i) through (viii); and (x) any group (within the meaning of the Exchange Act) that includes one or more of the Persons described in the preceding clauses (i) through (ix), provided that such Persons described in the preceding clauses (i) through (ix) control more than 50% of the total voting power of such group.

          "Permitted Refinancing" means any Indebtedness of any Credit Party, and Indebtedness constituting Guarantees thereof by any Credit Party, incurred or issued in exchange for, or the Net Cash Proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, existing Senior Notes, in whole or in part, from time to time; provided that (i) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums, accrued and unpaid interest, fees and expenses incurred in connection therewith), (ii) such Permitted Refinancing does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to the date that is one year after the Maturity Date, (iii) the covenant, default and remedy provisions of such Permitted Refinancing are not materially more onerous to Finco, the Borrowers and their respective Subsidiaries than those imposed by the existing Senior Notes, (iv) the mandatory prepayment, repurchase and redemption provisions of such Permitted Refinancing are not materially more onerous to Finco, the Borrowers and their respective Subsidiaries than those imposed by the existing Senior Notes, (v) the non-default cash interest rate on the outstanding principal balance of such Permitted Refinancing does not exceed the prevailing market rate then in effect for similarly situated credits at the time such Permitted Refinancing is incurred, and (vi) to the extent such Permitted Refinancing is in the form of senior subordinated notes, the subordination provisions set forth therein are reasonably satisfactory to the Administrative Agent and the Required Lenders.

          "Senior Notes" means any senior or senior subordinated notes issued by Finco in one or more transactions on or after the Third Amendment Effective Date and prior to the first Scheduled Redetermination of the Borrowing Base occurring after the Third Amendment Effective Date pursuant to the Indenture; provided that (i) the terms of such senior notes do not provide for any scheduled repayment, mandatory redemption (including any required offer to redeem) or payment of a sinking fund obligation prior to the date that is one year after the Maturity Date (except for any offer to redeem such senior notes required as a result of asset sales or the occurrence of a "Change of Control" under and as defined in the Indenture), (ii) the terms and conditions of such senior notes are, taken as a whole, substantially the same as those set forth in the Draft Preliminary Prospectus Supplement, (iii) the non-default interest rate on the outstanding principal balance of such senior notes does not exceed the prevailing market rate then in effect for similarly situated credits at the time such senior notes are issued, and (iv) the subordination provisions of any senior subordinated notes are reasonably satisfactory to the Administrative Agent and the Required Lenders.

          "Senior Notes Documents" means any Senior Notes and any related Indenture.

          "Third Amendment Effective Date" means October 29, 2009.

        1.2    Amended Definitions.    The following definitions in Section 1.01 of the Credit Agreement shall be and they hereby are amended and restated in their respective entireties to read as follows:

          "Capital Call Amount" means, as of the end of any fiscal quarter, the aggregate amount of unsatisfied calls by Borrowers for equity capital outstanding as of such date or otherwise made by Borrowers within fifteen (15) Business Days after such date, to the extent such capital calls are satisfied and paid in cash, by wire transfer or otherwise, within thirty (30) days after the end of such fiscal quarter; provided that in the case of the fiscal quarter ending September 30, 2009, such capital calls are satisfied and paid in cash, by wire transfer or otherwise, within forty (40) days after the end of such fiscal quarter.

          "Change of Control" means (a) at any time prior to the Holdings Ownership Date, the occurrence of any of the following events: (i) any Person or two or more Persons (other than the Permitted Holders) acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by any Borrower's management or their designees to be voted in favor of Persons nominated by such Borrower's Board of Directors) of thirty percent (30%) or more of the outstanding voting securities of any Borrower, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of such Borrower), (ii) one-third or more of the directors of any Borrower shall consist of Persons not nominated by such Borrower's Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements), (iii) Paul Rady ceases to be Chairman of the Board and Chief Executive Officer of any Borrower and if such cessation is due to his death or disability, he is not replaced by a successor approved by Required Lenders within 90 days after such death or disability occurs, such approval not to be unreasonably withheld, or (iv) Glen Warren ceases to be President and Chief Financial Officer of any Borrower and if such cessation is due to his death or disability, he is not replaced by a successor approved by Required Lenders within 90 days after such death or disability occurs, such approval not to be unreasonably withheld, and (b) at any time from and after the Holdings Ownership Date, the occurrence of any of the following events: (i) any Person or two or more Persons (other than the Permitted Holders) acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by Holding's management or their designees to be voted in favor of Persons nominated by Holding's Board of Directors) of thirty percent (30%) or more of the outstanding voting securities of Holdings, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Holdings), (ii) one-third or more of the directors of Holdings shall consist of Persons not nominated by Holding's Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements), (iii) Paul Rady ceases to be Chairman of the Board and Chief Executive Officer of Holdings and if such cessation is due to his death or disability, he is not replaced by a successor approved by Required Lenders within 90 days after such death or disability occurs, such approval not to be unreasonably withheld, (iv) Glen Warren ceases to be President and Chief Financial Officer of Holdings and if such cessation is due to his death or disability, he is not replaced by a successor approved by Required Lenders within 90 days after such death or disability occurs, such approval not to be unreasonably withheld, (v) except to the extent otherwise permitted under the terms of the Credit Agreement, Holdings ceases to own, directly or indirectly, one hundred percent (100%) of the Equity

  Interests of any Borrower, or (vi) the occurrence of a "Change of Control" under and as defined in the Indenture.

          "Material Indebtedness" means Term Loans, Senior Notes and any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Contracts, of any Borrower or any one or more of the Restricted Subsidiaries in an aggregate principal amount exceeding $3,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of any Credit Party in respect of any Hedging Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party would be required to pay if such Hedging Contract were terminated at such time.

          "Redetermination Date" means each date on which the Borrowing Base is redetermined pursuant to the terms hereof, which shall be (a) with respect to any Scheduled Redetermination, on or about April 15 and October 15 of each year, commencing October 15, 2009, (b) with respect to any Special Redetermination requested by the Borrowers pursuant to Section 3.04, the first day of the first month which is not less than twenty (20) Business Days following the date of a request by the Borrowers for a Special Redetermination and (c) with respect to any Special Redetermination requested by the Required Lenders, the date notice of such Redetermination is delivered to the Borrowers pursuant to Section 3.05.

          "Unrestricted Subsidiary" means (a) any Subsidiary that shall be designated an Unrestricted Subsidiary by the Board of Directors of any Borrower in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of any Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries (i) is a Material Domestic Subsidiary, (ii) owns Oil and Gas Interests or Midstream Assets included in the Borrowing Base Properties, or (iii) guarantees, or is a primary obligor of, any indebtedness, liabilities, or other obligations under any now existing or hereafter outstanding Senior Notes.

        1.3    Amended Definitions.    Paragraph (h) of the definition of Permitted Liens in Section 1.01 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          (h)   at any time prior to the initial issuance of any Senior Notes, Liens securing the obligation of any Credit Party with respect to Indebtedness incurred pursuant to Section 7.01(g), provided such Liens are subordinate to the Liens under the Security Documents pursuant to the Intercreditor Agreement;

        1.4    Mandatory Prepayment of Loans.    Section 2.11 of the Credit Agreement shall be and it hereby is amended by (a) relettering paragraph (b) of such section to be paragraph (c) of such section and (b) inserting a new paragraph (b) in such section that reads as follows:

          (b)   In the event a Borrowing Base Deficiency occurs as a result of an issuance of Senior Notes and the reduction in the Borrowing Base pursuant to Section 3.06, the Borrower shall prepay the Loans with the Net Cash Proceeds received as a result of the issuance of such Senior Notes on the Business Day on which it receives such Net Cash Proceeds to the extent necessary to eliminate such Borrowing Base Deficiency.

        1.5    Reserve Report.    Section 3.02 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          Section 3.02.    Reserve Report.    As soon as available and in any event by April 1 and October 1 of each year, commencing October 1, 2009, the Borrowers shall deliver to the Administrative Agent and each Lender a Reserve Report, prepared as of the first day of the month immediately preceding the date such report is due, in form and substance reasonably satisfactory to the Administrative Agent and prepared by an Approved Petroleum Engineer (or, in the case of any Reserve Report due on any date other than April 1 of each year, by petroleum engineers employed by the Borrowers or an Approved

  Petroleum Engineer), said Reserve Report to utilize economic and pricing parameters established from time to time by the Administrative Agent, together with such other information, reports and data concerning the value of the Borrowing Base Properties as the Administrative Agent shall deem reasonably necessary to determine the value of such Borrowing Base Properties. Simultaneously with the delivery to the Administrative Agent and the Lenders of each Reserve Report, the Borrowers shall submit to the Administrative Agent and each Lender the Borrowers' requested amount of the Borrowing Base as of the next Redetermination Date. Promptly after the receipt by the Administrative Agent of such Reserve Report and the Borrowers' requested amount for the Borrowing Base, the Administrative Agent shall submit to the Lenders a recommended amount of the Borrowing Base to become effective for the period commencing on the next Redetermination Date.

        1.6    Additional Reductions in Borrowing Base.    Article III of the Credit Agreement shall be and it hereby is amended by adding a new Section 3.06 to the end thereof to read as follows:

          Section 3.06.    Additional Reductions in Borrowing Base.    Upon the issuance of any Senior Notes by any Credit Party in accordance with Section 7.01(j) (other than any Permitted Refinancing that extends, refinances, renews, replaces, defeases or refunds existing Senior Notes) in excess of $400,000,000, the Borrowing Base then in effect shall automatically be reduced by $250 for each $1,000 in stated principal amount of such Senior Notes on the date such Senior Notes are issued unless such automatic reduction of the Senior Notes is waived in writing by the Required Lenders.

        1.7    Capitalization.    Section 4.13 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          Section 4.13.    Capitalization.    Schedule 4.13 lists, as of the Third Amendment Effective Date, (a) each Subsidiary that is an Unrestricted Subsidiary, (b) for each Borrower, its full legal name, its jurisdiction of organization and its federal tax identification number and (c) for each Restricted Subsidiary, its full legal name, its jurisdiction of organization, its federal tax identification number and the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.

        1.8    Holdings Consolidated Financial Statements.    Article VI of the Credit Agreement shall be and it hereby is amended by adding a new Section 6.19 to the end thereof to read as follows:

          Section 6.19.    Holdings Consolidated Financial Statements.    The Borrowers will, or will cause Holdings to, deliver to the Administrative Agent and each Lender (a) within one hundred twenty (120) days after the end of each fiscal year of Holdings, the audited Consolidated balance sheet and related statements of operations and cash flows of Holdings and its Consolidated Subsidiaries, accompanied by an opinion of KPMG, LLP (or other independent public accounting firm of nationally recognized standing), and (b) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, commencing with the fiscal quarter ending March 31, 2010, the unaudited Consolidated balance sheet and related statements of operations and cash flows of Holdings and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a principal financial or accounting officer of Holdings as having been prepared in accordance with GAAP.

        1.9    Limitation on Indebtedness.    Section 7.01(f) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          (f)    Guarantees by any Credit Party or any Restricted Subsidiary of the Centrahoma Indebtedness and the Indebtedness permitted under paragraph (j) of this Section 7.01;

        1.10    Limitation on Indebtedness.    Section 7.01(g) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          (g)   at any time prior to the initial issuance of any Senior Notes, Indebtedness of the Credit Parties under the Term Facility Documents in an aggregate principal amount not to exceed at any one time outstanding an amount equal to $275,000,000; provided that (i) Borrowers shall have notified the Administrative Agent, in writing, of their intention to incur any such Indebtedness on or after the Effective Date at least thirty (30) days prior to the incurrence of such Indebtedness and (ii) the Administrative Agent shall have notified such Credit Party of any Special Redetermination of the Borrowing Base that will become effective upon the incurrence of such Indebtedness;

        1.11    Limitation on Indebtedness.    Section 7.01 of the Credit Agreement shall be and it hereby is amended by (i) deleting the word "and" after the semicolon at the end of paragraph (i) thereof, (ii) renumbering paragraph (j) of such section to be paragraph (k) of such section and (iii) inserting a new paragraph (j) in such section that reads as follows:

          (j)    subject to any adjustment to the Borrowing Base required under Section 3.06 and any mandatory prepayment required under Section 2.11(b), Indebtedness of Finco resulting from the issuance of Senior Notes in an aggregate principal amount not to exceed $450,000,000 at any time outstanding, and any Permitted Refinancing of any Indebtedness incurred under this clause (j); provided that (i) until the Term Loans are repaid in full, the Net Cash Proceeds of any such issuance of Indebtedness incurred under this clause (j) shall be distributed to the Borrowers and applied by the Borrowers to prepay the outstanding Term Loans and (ii) at the time of and immediately after giving effect to each issuance of such Senior Notes or any Permitted Refinancing thereof, no Default shall have occurred and be continuing; provided, further, that prior to (or substantially contemporaneously with) the initial issuance of any Senior Notes, (x) the exchange of all of the Borrowers' Equity Interests by the holders thereof for Equity Interests of Holdings shall have been consummated on terms and conditions reasonably satisfactory to the Administrative Agent, and Holdings shall, directly or indirectly, own all of the issued and outstanding Equity Interests of each Borrower, and (y) Holdings and/or one or more Borrowers shall have received gross cash equity contributions in an aggregate amount of at least $90,000,000 since September 30, 2009, and if Holdings receives all or any portion of such cash equity contributions, then such cash equity contributions shall have been contributed to one or more Borrowers.

        1.12    Limitation on Indebtedness.    Section 7.01(k) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          (k)   miscellaneous items of unsecured Indebtedness of the Credit Parties not described in paragraph (a) through (j), including obligations to pay the financing for the purchase price or deferred premiums with respect to certain Hedge Contracts permitted under Section 7.03(b), which do not in the aggregate (taking into account all such Indebtedness of the Credit Parties) exceed the lesser of (i) ten percent (10%) of the Borrowing Base or (ii) $15,000,000 at any one time outstanding.

        1.13    Hedging Contracts.    Section 7.03 of the Credit Agreement shall be and it hereby is amended by amending and restating paragraphs (a) and (b) thereof to read as follows:

          (a)   swaps and collars entered into with the purpose and effect of fixing prices on Crude Oil or Natural Gas expected to be produced by the Credit Parties; provided that at all times: (i) no such contract fixes a price for a term of more than sixty (60) months; (ii) except for the Liens granted under the Security Documents to secure Lender Hedging Obligations, no such contract requires any Credit Party to put up money, assets, or other security (other than letters of credit) against the event of its nonperformance prior to actual default by such Credit Party in performing its obligations thereunder, (iii) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty which at the time the contract is made is an Approved Counterparty, and (iv) the aggregate monthly production covered by all such contracts to which any Credit Party is a party (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed the Applicable Hedge Percentage (as defined below) of the Credit Parties' aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of the Credit Parties' businesses for such month.

          As used in this subsection (a), "Applicable Hedge Percentage" means at the time that any Credit Party enters into any Hedging Contract, the percentage set forth below with respect to the period during which such Person entered into such Hedging Contract, which period shall be measured from the date as of which the most recent Reserve Report was prepared prior to the effective date of such Hedging Contract (the "Measurement Date"):

Period	Percentage
First year after the Measurement Date	85%
Second year after Measurement Date	75%
Third year after Measurement Date	65%
Fourth year after Measurement Date	55%
Fifth year after Measurement Date	45%

          (b)   floors entered into with the purpose and effect of fixing minimum prices on Crude Oil or Natural Gas expected to be produced by the Credit Parties; provided that at all times: (i) no such contract fixes a price for a term of more than sixty (60) months, (ii) except for the Liens granted under the Security Documents to secure Lender Hedging Obligations, no such contract requires any Credit Party to put up money, assets, or other security (other than letters of credit) against the event of its nonperformance prior to actual default by such Credit Party in performing its obligations thereunder, (iii) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who at the time the contract is made is an Approved Counterparty, (iv) there exists no deferred obligation to pay the related premium or other purchase price for such floor or the only deferred obligation is to pay the financing for such premium or other purchase price and such deferred obligation is permitted under Section 7.01(k), and (v) the aggregate monthly production covered by all such contracts to which any Credit Party is a party (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed one hundred percent (100%) of the Credit Parties' aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of the Credit Parties' businesses for such month; and

        1.14    Limitation on Mergers, Issuances of Securities.    Section 7.04 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          Section 7.04.    Limitation on Mergers, Issuances of Securities.    No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, merge or consolidate with or into any other Person, except that any Restricted Subsidiary or any Borrower may be merged into or Consolidated with another Restricted Subsidiary or Borrower, so long as a Borrower or Guarantor, as applicable, is the surviving business entity, and at least one Borrower exists. No Restricted Subsidiary of any Borrower will issue any additional Equity Interests except to such Borrower or a Restricted Subsidiary of such Borrower and only to the extent not otherwise forbidden under the terms hereof. No Restricted Subsidiary of any Borrower which is a partnership will allow any diminution of such Borrower's interest (direct or indirect) therein.

        1.15    Limitation on Dividends and Redemptions.    Section 7.06 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          Section 7.06.    Limitation on Dividends and Redemptions.    No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment, other than Restricted Payments payable to Borrowers or to Guarantors that are Subsidiaries of a Borrower; provided that, in connection with the exchange of all of the Borrowers' Equity Interests by the holders thereof for Equity Interests of Holdings, each Borrower may repurchase employee stock options issued under stock option plans then being terminated in an aggregate amount not to exceed $4,500,000 during the thirty day period following the one year anniversary of the termination of such stock option plans.

        1.16    Limitation on Investments and New Businesses.    Section 7.07 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          Section 7.07.    Limitation on Investments and New Businesses.    No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, or (c) make any acquisitions of or capital contributions to or other investments in any Person, other than Permitted Investments and investments in the Equity Interests of any Restricted Subsidiary.

        1.17    Prohibited Contracts; Negative Pledge.    Section 7.10 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          Section 7.10.    Prohibited Contracts; Negative Pledge.    Except as expressly provided for in the Loan Documents, the Term Facility Documents and the Senior Notes Documents (or any documents evidencing or relating to any Permitted Refinancing), no Credit Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Credit Party or any Restricted Subsidiary to: (a) pay dividends or make other distributions to another Credit Party or any Restricted Subsidiary, (b) redeem Equity Interests held in it by another Restricted Subsidiary, (c) repay loans and other Indebtedness owing by it to another Credit Party or any Restricted Subsidiary, (d) transfer any of its assets to another Credit Party, or (e) grant Liens to Administrative Agent to secure the Obligations. Except as otherwise disclosed on Schedule 4.19, the Credit Parties will not, and will not permit any Restricted Subsidiary to, enter into any "take-or-pay" contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. The Credit Parties will not, and will not permit any Restricted Subsidiary to, amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects, in any material respect, the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents.

        1.18    Leverage Ratio.    Section 7.12 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          Section 7.12.    Leverage Ratio.    At the end of each fiscal quarter ending on or after September 30, 2009, the Leverage Ratio will not be greater than 4.00 to 1.00. As used herein, with respect to any fiscal quarter, "Leverage Ratio" means the ratio of (i) the sum of the Consolidated Funded Indebtedness of each Borrower, calculated on a combined basis, as of the end of such fiscal quarter, minus the Capital Call Amount to (ii) the sum of the Consolidated EBITDAX of each Borrower, calculated on a combined basis, for the trailing four fiscal quarter period ending on the last day of such fiscal quarter.

        1.19    Term Facility Restrictions.    Section 7.14 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

          Section 7.14.    Term Facility Restrictions.    No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, except for (i) payment of principal at maturity and regularly scheduled payments of interest required under the Term Facility Documents and (ii) prepayments of the Term Loans with the Net Cash Proceeds of any issuance of Senior Notes permitted under Section 7.01(j), prepay, redeem, defease or purchase any Indebtedness owing by any Credit Party or any Restricted Subsidiary under the Term Facility; provided that, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby and after giving effect to such payment, the Aggregate Unused Commitment is more than the greater of (a) $30,000,000 and (b) twenty percent (20%) of the Aggregate Commitment, the Credit Parties and the Restricted Subsidiaries may prepay the Term Loans. Borrowers shall not, without the prior written consent of Required Lenders, enter into, or permit any Credit Parties or any Restricted Subsidiary to enter into, any amendment to any Term Facility Document which would (i) increase the principal amount of the Indebtedness in excess of the amount permitted by Section 7.01(g), (ii) increase the interest rate on the Indebtedness by more than two percent (2.00%) per annum (except in connection with the imposition of a default rate of interest), (iii) make the date of maturity thereof earlier than ninety (90) days after the Maturity Date, (iv) cause any financial covenant or any negative covenant contained therein to be more restrictive on any Credit Party or any Restricted Subsidiary to the extent material and adverse to the Lenders as determined by Administrative Agent, (v) change any redemption or prepayment provisions of the Indebtedness evidenced by the Term Facility Documents to the extent material and adverse to the Lenders as determined by Administrative Agent, (vi) modify the provisions regarding cross-default to other Indebtedness to the extent material and adverse to the Lenders as determined by Administrative Agent or (vii) grant any Liens in any assets or properties of any Credit Party or any Restricted Subsidiary, other than the Liens permitted under the Intercreditor Agreement.

        1.20    Senior Notes Restrictions.    Article VII of the Credit Agreement shall be and it hereby is amended by adding a new Section 7.15 to the end thereof to read as follows:

          Section 7.15.    Senior Notes Restrictions.    No Credit Party will, nor will any Credit Party permit any Restricted Subsidiary to, (a) except for the regularly scheduled payments of interest required under the Senior Notes Documents, directly or indirectly, retire, redeem, defease, repurchase or prepay prior to the scheduled due date thereof any part of the principal of, or interest on, the Senior Notes (or any Permitted Refinancing thereof); provided that so long as no Default has occurred and is continuing or would be caused thereby, the Borrower may retire, redeem, defease, repurchase or prepay the Senior Notes (i) with the proceeds of any Permitted Refinancing permitted pursuant to Section 7.01(j), (ii) with the net cash proceeds of any issuance of Equity Interests of Holdings or (iii) pursuant to an asset sale tender offer with the cash proceeds of any asset sale to the extent required by the terms of the Indenture, but in any event subject to compliance by the Credit Parties with any prepayment of the Obligations required by any consent of the Lenders to such sale, or (b) enter into or permit any supplement, modification or amendment of, or waive any right or obligation of any Person under, any Senior Notes Document or any document governing any Permitted Refinancing of the Senior Notes if the effect thereof would be to (i) shorten its average life or maturity, (ii) cause the outstanding aggregate principal amount of the Senior Notes issued by Finco, taken as a whole, to exceed $450,000,000, (iii) increase the rate or shorten any period for payment of interest thereon, (iv) cause any covenant, default or remedy provisions contained therein to be materially more onerous on any Credit Party or any Restricted Subsidiary, or (v) cause any mandatory prepayment, repurchase or redemption provisions contained therein to be materially more onerous on any Credit Party or any Restricted Subsidiary.

        1.21    Events of Default.    Article IX of the Credit Agreement shall be and it hereby is amended by amending and restating paragraph (g) thereof to read as follows:

          (g)   any event or condition occurs that results in the Permitted Subordinated Debt, the Term Loans, the Senior Notes or any other Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) Indebtedness that becomes due as a result of a change in law, tax regulation or accounting treatment so long as such Indebtedness is paid when due;

        1.22    Events of Default.    Article IX of the Credit Agreement shall be and it hereby is amended by (a) deleting the word "or" located at the end of clause (o) thereof, (b) adding the word "or" to the end of clause (p) thereof, and (c) adding a new clause (q) immediately following clause (p) to read as follows:

          (q)   Holdings or any Subsidiary of Holdings that, directly or indirectly, owns Equity Interests of any Borrower shall (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its direct or indirect ownership of the Equity Interests of the Borrowers, the issuance and registration under federal securities laws of securities and other matters incidental thereto, (ii) incur, create, assume or suffer to exist any Indebtedness except (x) nonconsensual obligations imposed by operation of law, (y) obligations with respect to its Guarantee of the Senior Notes (or any Permitted Refinancing thereof) and (z) obligations with respect to its Equity Interests and, so long as no Credit Party is a party thereto or an obligor with respect to such securities, other securities, (iii) create, assume or permit to exist any Lien to secure Indebtedness upon the Equity Interests of the Borrowers or any of its other properties or assets, or (iv) own, lease, manage or otherwise operate any properties or assets other than the direct or indirect ownership of the Equity Interests of the Borrowers and other interests incidental thereto;

        1.23    Amendment to Schedules.    Schedule 4.13 to the Credit Agreement shall be and it hereby is amended in its entirety and replaced with Schedule 4.13 attached hereto.

SECTION 2.    Redetermined Borrowing Base.    This Amendment shall constitute notice of the Redetermination of the Borrowing Base pursuant to Section 3.05 of the Credit Agreement, and the Administrative Agent, the Lenders, the Borrowers and the Guarantors hereby acknowledge that effective as of the Third Amendment Effective Date, the Borrowing Base is $400,000,000, and such redetermined Borrowing Base shall remain in effect until the next Redetermination of the Borrowing Base.

SECTION 3.    Conditions.    The amendments to the Credit Agreement contained in Section 1 of this Amendment shall become effective upon the satisfaction of each of the conditions set forth in this Section 3.

        3.1    Execution and Delivery.    Each Credit Party, the Required Lenders, and the Administrative Agent shall have executed and delivered this Amendment and each other required document, all in form and substance satisfactory to the Administrative Agent.

        3.2    No Default.    No Default shall have occurred and be continuing or shall result from the effectiveness of this Amendment.

        3.3    Finco.    The Borrower shall have complied, and shall have caused Finco to comply, with Sections 6.12 and 6.13 of the Credit Agreement with respect to Finco, including, without limitation, the execution and delivery of a Counterpart Agreement by Finco and a pledge agreement by the Borrowers covering all of the Equity Interests owned by the Borrowers in Finco.

        3.4    Other Documents.    The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Administrative Agent or its special counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

SECTION 4.    Representations and Warranties of Credit Parties.    To induce the Lenders to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders as follows:

        4.1    Reaffirmation of Representations and Warranties/Further Assurances.    After giving effect to the amendments herein, each representation and warranty of such Credit Party contained in the Credit Agreement and in each of the other Loan Documents is true and correct in all material respects as of the date hereof (except to the extent such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date).

        4.2    Corporate Authority; No Conflicts.    The execution, delivery and performance by each Credit Party (to the extent a party hereto or thereto) of this Amendment and all documents, instruments and agreements contemplated herein are within such Credit Party's corporate or other organizational powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any court or agency of government and do not violate or constitute a default under any provision of any applicable law or other agreements binding upon any Credit Party or result in the creation or imposition of any Lien upon any of the assets of any Credit Party except for Permitted Liens and otherwise as permitted in the Credit Agreement.

        4.3    Enforceability.    This Amendment constitutes the valid and binding obligation of the Borrowers and each other Credit Party enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor's rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

        4.4    No Default.    As of the date hereof, both before and immediately after giving effect to this Amendment, no Default has occurred and is continuing.

SECTION 5.    Miscellaneous.

        5.1    Reaffirmation of Loan Documents and Liens.    Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect and are hereby in all respects ratified and confirmed by each Credit Party. Each Credit Party hereby agrees that the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of any Credit Party under the Credit Agreement and the other Loan Documents or the Liens securing the payment and performance thereof.

        5.2    Parties in Interest.    All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

        5.3    Legal Expenses.    Each Credit Party hereby agrees to pay all reasonable fees and expenses of special counsel to the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

        5.4    Counterparts.    This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.

        5.5    Complete Agreement.    THIS AMENDMENT, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        5.6    Headings.    The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

        5.7    Governing Law.    This Amendment shall be construed in accordance with and governed by the laws of the State of Texas.

        5.8    Loan Document.    This Amendment shall constitute a Loan Document for all purposes and in all respects.

[Remainder of page intentionally blank.
Signature pages follow.]

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized officers to be effective as of the date first above written.

BORROWERS:
ANTERO RESOURCES CORPORATION
By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Treasurer and Vice President, Administration and Accounting
ANTERO RESOURCES MIDSTREAM CORPORATION
By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Treasurer and Vice President, Administration and Accounting
ANTERO RESOURCES PICEANCE CORPORATION
By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Treasurer and Vice President, Administration and Accounting
ANTERO RESOURCES PIPELINE CORPORATION
By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Treasurer and Vice President, Administration and Accounting

SIGNATURE PAGE

ANTERO RESOURCES APPALACHIAN CORPORATION
By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Treasurer and Vice President, Administration and Accounting
RESTRICTED SUBSIDIARIES:
ANTERO RESOURCES FINANCE CORPORATION
By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Treasurer and Vice President, Administration and Accounting

SIGNATURE PAGE

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and a Lender,
By:	/s/ Ryan Fuessel
	Name:	Ryan Fuessel
	Title:	Senior Vice President

SIGNATURE PAGE

BANK OF SCOTLAND plc, as Co-Syndication Agent and a Lender,
By:	/s/ Julia R. Franklin
	Name:	Julia R. Franklin
	Title:	Assistant Vice President

SIGNATURE PAGE

BNP PARIBAS, as Co-Syndication Agent and a Lender,
By:	/s/ Russell Otts
	Name:	Russell Otts
	Title:	Director
By:	/s/ Juan Carlos Sandoval
	Name:	Juan Carlos Sandoval
	Title:	Vice President

SIGNATURE PAGE

UNION BANK, N.A. (f/k/a UNION BANK OF CALIFORNIA, N.A.), as Documentation Agent and a Lender,
By:	/s/ Jarrod Bourgeois
	Name:	Jarrod Bourgeois
	Title:	Vice President

SIGNATURE PAGE

WELLS FARGO BANK, N.A., as a Lender,
By:	/s/ Suzanne F. Ridenhour
	Name:	Suzanne F. Ridenhour
	Title:	Senior Portfolio Manager

SIGNATURE PAGE

FORTIS CAPITAL CORP., as a Lender,
By:	/s/ Michaela Braun
	Name:	Michaela Braun
	Title:	Vice President
By:	/s/ Steve Staples
	Name:	Steve Staples
	Title:	Director

SIGNATURE PAGE

U.S. BANK NATIONAL ASSOCIATION, as a Lender,
By:	/s/ Mark E. Thompson
	Name:	Mark E. Thompson
	Title:	Senior Vice President

SIGNATURE PAGE

COMERICA BANK, as a Lender,
By:	/s/ Matt Turner
	Name:	Matt Turner
	Title:	Assistant Vice President

SIGNATURE PAGE

KEYBANK NATIONAL ASSOCIATION, as a Lender,
By:	/s/ Angela McCracken
	Name:	Angela McCracken
	Title:	Senior Vice President

SIGNATURE PAGE

GUARANTY BANK AND TRUST COMPANY, as a Lender,
By:	/s/ Gail J. Nofsinger
	Name:	Gail J. Nofsinger
	Title:	Senior Vice President

SIGNATURE PAGE

BARCLAYS BANK, PLC, as a Lender,
By:	/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director

SIGNATURE PAGE

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  Exhibit 10.4
THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
WITNESSETH